Exhibit 18



Mr. Stephen L. Clanton
Chief Financial Officer
DESA Holdings Corporation
236 Public Square, Suite 103
Franklin, Tennessee 37064

Dear Mr. Clanton:

Note 1 of Notes to Consolidated Financial Statements of DESA Holdings Corporation included in its Form 10-K for the fiscal year ended March 3, 2001 describes a change in the method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. There are no authoritative criteria for determining a "preferable" inventory costing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                                     Very truly yours,

                                                     /s/ Ernst & Young LLP
                                                     Ernst & Young LLP

Nashville, Tennessee
April 13, 2001